Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800.  Visit our website at www.dormanproducts.com

Dorman Products, Inc. Reports Sales and Earnings

For the Second Quarter Ended June 29, 2013

Second Quarter Highlights:

•	Sales increased 13% to $162.3 million.

•	Income from continuing operations increased 20% to $19.3 million, or $0.53 per diluted share.

•	Operating margin increased to 19.0% from 17.8% during the same period last year.

COLMAR, PENNSYLVANIA (July 30, 2013) – Dorman Products, Inc. (NASDAQ:DORM) today announced sales for the second quarter ended June 29, 2013 of $162.3 million, an increase of 13% from $144.2 million in the second quarter of 2012. The Company also announced income from continuing operations of $19.3 million, or $0.53 per diluted share, for the second quarter ended June 29, 2013, up 20% from the prior year’s income from continuing operations of $16.1 million, or $0.44 per diluted share.

“Our growth continues to be fueled by our new product introductions, as 21% of our sales in the second quarter were from parts introduced in the last 24 months,” said Mr. Steven Berman, Chairman and Chief Executive Officer. “During the first half of 2013, we released nearly 1,700 new parts to the automotive aftermarket, up from 1,300 in the first half of 2012.”

Gross profit margin was 39.7% for the second quarter ended June 29, 2013, compared to 36.9% for the same period last year. The improvement in margin is primarily the result of a favorable change in sales mix, lower transportation costs and a lower provision for excess and obsolete inventory during the quarter. Selling, general and administrative expenses increased 23% in 2013 to $33.6 million from $27.4 million in 2012. Cost increases were primarily the result of higher variable costs associated with the 13% sales growth, additional product development and selling expenses, and depreciation and other related support costs associated with our recent enterprise reporting system implementation.

For the six months ended June 29, 2013, sales increased 14% over the prior year period to $316.7 million from $279.0 million last year. Income from continuing operations in 2013 increased 22% to $38.4 million from $31.4 million in the same period last year. Diluted earnings per share from continuing operations in 2013 rose 22% to $1.05 from $0.86 in the same period last year.

“Our success continues to be attributable to our contributors’ drive to deliver new products to the market, and our customers’ ability to have our parts immediately available to the technician and DIYer. We are continuing to make additional investments in new product development activities to expand the breadth of new product introductions,” said Mr. Berman.

We have begun an expansion of our Warsaw, Kentucky distribution facility to provide additional capacity to support the current and projected growth of the business. The addition and related equipment, which will cost approximately $7 million, will add approximately 170,000 square feet of warehouse space and is expected to be completed in the fall of 2013. Mr. Berman added, “We are excited with the opportunity to expand our operation in Warsaw and to offer additional employment opportunities in that community. We have every confidence in our contributors to meet the challenges of growing our business.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, renew™, TECHoice™, Dorman HD Solutions™ and Symmetry® brand names.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, competition in the automotive aftermarket industry, concentration of the Company’s sales and accounts receivable among a small number of customers, the impact of consolidation in the automotive aftermarket industry, foreign currency fluctuations, dependence on senior management and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 29, 2012. The Company is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	13 Weeks		13 Weeks
Second Quarter (unaudited)	6/29/13	Pct.	6/30/12	Pct.
Net sales	$162,261	100.0	$144,172	100.0
Cost of goods sold	97,906	60.3	91,026	63.1
Gross profit	64,355	39.7	53,146	36.9
Selling, general and administrative expenses	33,601	20.7	27,419	19.1
Income from operations	30,754	19.0	25,727	17.8
Interest expense, net	53	0.1	38	—
Income from continuing operations before income taxes	30,701	18.9	25,689	17.8
Provision for income taxes	11,359	7.0	9,583	6.6
Income from continuing operations	19,342	11.9	16,106	11.2
Income from discontinued operations	—	—	3,636	—
Net income	$19,342	—	$19,742	—
Diluted earnings per share:
Continuing operations	$0.53	—	$0.44	—
Discontinued operations	—	—	0.10	—
Diluted earnings per share	$0.53	—	$0.54	—

Weighted average diluted shares outstanding	36,685	—	36,636	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per-share amounts)

	26 Weeks		26 Weeks
Second Quarter (unaudited)	6/29/13	Pct.	6/30/12	Pct.
Net sales	$316,704	100.0	$278,995	100.0
Cost of goods sold	191,525	60.5	175,373	62.9
Gross profit	125,179	39.5	103,622	37.1
Selling, general and administrative expenses	64,517	20.3	53,488	19.1
Income from operations	60,662	19.2	50,134	18.0
Interest expense, net	101	0.1	52	—
Income from continuing operations before income taxes	60,561	19.1	50,082	18.0
Provision for income taxes	22,147	7.0	18,682	6.7
Income from continuing operations	38,414	12.1	31,400	11.3
Income from discontinued operations	—	—	3,920	—
Net income	$38,414	—	$35,320	—
Diluted earnings per share:
Continuing operations	$1.05	—	$0.86	—
Discontinued operations	—	—	0.11	—
Diluted earnings per share	$1.05	—	$0.97	—

Weighted average diluted shares outstanding	36,658	—	36,573	—

DORMAN PRODUCTS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	6/29/13	12/29/12
Assets:
Cash and cash equivalents	$39,691	$27,708
Accounts receivable	151,207	133,806
Inventories	146,075	145,270
Deferred income taxes	21,047	20,559
Prepaid expenses	5,734	2,332
Total current assets	363,754	329,675
Property & equipment	51,136	48,758
Goodwill and other intangible assets	30,147	26,553
Other assets	1,466	1,323
Total assets	$446,503	$406,309

Liabilities & Shareholders’ Equity:
Accounts payable	$44,809	$42,387
Accrued expenses and other	12,094	14,924
Total current liabilities	56,903	57,311
Other long-term liabilities	5,765	3,447
Deferred income taxes	12,382	12,679
Shareholders’ equity	371,453	332,872
Total Liabilities and Equity	$446,503	$406,309

Selected Cash Flow Information:

(in thousands)	13 Weeks (unaudited)		26 Weeks (unaudited)
	6/29/13	6/30/12	6/29/13	6/30/12
Depreciation and amortization	$2,465	$2,003	$4,733	$3,956
Capital expenditures	$4,240	$4,959	$7,086	$9,454